Exhibit 99.1

PRESS RELEASE

ANTHEM REPORTS THIRD QUARTER RESULTS

REAFFIRMS COMMITMENT TO STAKEHOLDERS

DURING COVID-19 PANDEMIC

Indianapolis, Ind. - October 28, 2020 - Anthem, Inc. (NYSE: ANTM) reported third quarter 2020 results that reflect the impacts of ongoing COVID-19 costs and the continued recovery in healthcare utilization while upholding its commitment to addressing financial imbalances for its health plan members, customers, care providers, associates, and local communities.

“Against the backdrop of the ongoing pandemic, Anthem and its dedicated associates have continued to respond quickly and with compassion to meet the evolving needs of our members, customers, partners and communities,” said Gail K. Boudreaux, President and CEO, Anthem, Inc. “I am proud of our performance this quarter to drive continued growth across our business, provide new and innovative solutions as a trusted health partner, and create positive and sustainable change for our communities. As we look ahead, I know we are well positioned to continue our strong momentum and continue to deliver greater value for all of our stakeholders.”

As part of Anthem’s efforts to combat the global pandemic, address health inequities, and adapt to the ever-changing healthcare environment, the Company has remained focused on fostering deeper relationships and developing innovative solutions to meet critical needs for its stakeholders. Actions taken to support our members, customers, care providers and local communities include:

Care for our Anthem associates

•	Deployed business continuity plans and transitioned nearly all of our associates to work from home while maintaining service operations.

•	Expanded associate benefits to provide additional support, including providing up to 80 hours of additional paid leave, reimbursement of installation and monthly internet service fees for hourly associates, and offering virtual wellbeing resources.

•	Ensuring our frontline medical staff are following CDC guidelines and are provided with the proper equipment and supplies to minimize risk to themselves and patients.

Care for our consumers, customers, and providers

•	Waived all cost-sharing for COVID-19 diagnostic tests and treatment through December 31, 2020.

•	Relaxed early prescription refill policies for maintenance and specialty medications.

•	Working with providers to accelerate claims processing, resolving claims, and accelerating payments to support state-specific Medicaid programs.

•	Providing financial assistance to care provider partners facing undue financial pressure and to support ramping up telehealth capabilities and the cost of PPE.

•	Offered in-network dental providers a $10 PPE credit per patient, per visit through the end of December 2020.

•	Suspended select prior authorization requirements.

•	Launched Sydney Care Daily COVID-19 Check-In to help employers and their employees quickly and safely return to work; and make informed decisions about keeping their workforce safe.

•	Deployed C19 Explorer, a digital tool that aggregates real-time COVID-19 data to present trends and predictions for communities across the nation to assess readiness to reopen, plan next steps, and respond to potential changes.

•	Deployed C19 Navigator, a dashboard solution designed for Anthem employer customers to help inform workplace decisions and resource planning with employee-level data.

•	Opened hundreds of digital solutions kiosks in health centers across California to provide real-time video interpretation services and access to telehealth.
•	Deployed a Coronavirus Assessment tool within our Sydney Care app to help people quickly and safely evaluate symptoms, assess their risk of having COVID-19, and connect directly to a board-certified doctor via text or video.

•	Introduced the Anthem Skill to members of our commercial medical and dental health plans. Through an Alexa-enabled device, members can use the Anthem Skill to take actions such as order prescriptions and quickly access some of their health and dental plan benefit information.

•	Facilitating connections with Medicaid beneficiaries and state and social services, helping newly eligible and at risk members enroll in the Supplemental Nutrition Assistance Program (SNAP) and Special Supplemental Nutrition Program for Women, Infants, and Children (WIC).

•	Outreach to Medicare Advantage and Medicaid consumers to make sure they have necessary medications on hand, their nutritional needs are being met, and critical health needs are addressed.

•	Providing resources to support the whole health needs of members, including resources to manage social isolation, job loss, food insecurity and stress.

Care for our communities

•	Committed $50 million from the Anthem Foundation for COVID-19 response and recovery efforts to help areas of greatest need, including care provider safety, food insecurity, and mental and behavioral health resources.

•	In collaboration with Gleaners Food Bank, we are working to provide more than 10 million meals in our home city of Indianapolis by providing a $1 million matching grant to fight food insecurity and expand access to nutritious food.

•	Collaborating with leading nonprofit partners and others to provide no-cost pop-up flu clinics in vulnerable communities across our markets to make it easier for people to get vaccinated and to increase health equity.

•	Providing virtual volunteer opportunities, such as remote teaching or mailing cards to seniors facing loneliness, to help associates safely give back to communities.

•	Anthem and the Anthem Foundation are founding anchor partners of XPRIZE Rapid COVID Testing, a collaboration with XPRIZE, OpenCovidScreen and other Blue Cross Blue Shield plans and innovative organizations to launch a $5 million competition to accelerate the development of high quality COVID-19 testing that is low cost, easy to use, and quick-reporting, paving the way for more frequent testing.

•	Managing a new study via our HealthCore subsidiary to help understand and combat Multisystem Inflammatory Syndrome in children, or MIS-C, arising from the COVID-19 pandemic.

•	Anthem’s associates donated more than 25,000 lbs of food to food banks in communities across the country through virtual food drives and volunteered at more than 50 events as part of the company’s Associate Volunteer Day, volunteering more than 55,000 hours year to date.

•	Launched the Pandemic Response Innovation Challenge with MATTER and Blue Cross Blue Shield of Illinois to call on global innovators to develop creative solutions aimed at supporting the health care needs of those impacted by the COVID-19 pandemic.

Additional actions to support society

•	Pledged $50 million over the next 5 years focused on directly impacting racial injustice, strengthening our communities, and addressing health inequities.

•	Anthem Foundation and March of Dimes have partnered to tackle maternal and infant health disparities by addressing social determinants of health. The $1.1 million grant includes Breaking Through Implicit Bias in Maternal Healthcare training for providers at more than 20 hospitals.

•	Joined the UN Global Compact, deepening our dedication to improving health and shaping stronger, more inclusive, more sustainable communities.

•	Joined coalition of corporate and civic organizations to launch the Indy Racial Equity Pledge designed to drive measurable progress in advancing racial equity for African Americans in Central Indiana.

CONSOLIDATED HIGHLIGHTS

Earnings Per Share: GAAP net income was $0.87 per share in the third quarter, including net negative adjustment items of $3.33 per share. Adjusted net income was $4.20* per share.

*Please refer to the GAAP reconciliation tables on page 17.

Membership: Medical enrollment totaled approximately 42.6 million members at September 30, 2020, which represents growth of 172 thousand lives, or 0.4 percent, compared to June 30, 2020. The increase was driven by our Government Business, which grew by 453 thousand lives during the quarter, attributable to Medicaid, reflecting organic growth as a result of the temporary suspension of eligibility recertification efforts in our markets, and Medicare Advantage. The increase was partially offset by Commercial & Specialty Business enrollment, which declined by 281 thousand lives driven by higher in-group change as a result of the economic environment.

Medical enrollment increased by 1.6 million lives, or 4.0 percent compared to the prior year quarter, reflecting growth in the Medicaid, Medicare, and National businesses. Growth in Medicaid was driven by organic growth in our markets as a result of the temporary suspension of recertification efforts in our markets as well as our acquisition of the plans in Missouri and Nebraska. Growth in Medicare was the result of increased sales, and the increase in National enrollment reflects growth due to higher BlueCard activity.

Operating Revenue: Operating revenue was $30.6 billion in the third quarter of 2020, an increase of $4.2 billion, or 15.9 percent, versus the prior year quarter, driven by higher premium revenue due to growth in Medicaid and Medicare. The increase was further attributable to pharmacy product revenue related to the launch of IngenioRx and the return of the health insurance tax in 2020, partially offset by a decrease in premiums in our Commercial & Specialty business related to enrollment declines as a result of the economic environment.

Benefit Expense Ratio: The benefit expense ratio was 86.8 percent in the third quarter of 2020, a decrease of 40 basis points from 87.2 percent compared to the prior year quarter. The decrease was a result of deferred healthcare utilization due to the COVID-19 pandemic and the return of the health insurance tax in 2020. The decrease was partially offset by costs associated with actions taken to support our members in response to the pandemic and COVID-19 related care as well as retroactive rate adjustments in the Medicaid business.

Medical claims reserves established at December 31, 2019 developed in line with the Company’s expectations during the third quarter of 2020.

Days in Claims Payable: Days in Claims Payable was 41.1 days as of September 30, 2020, a decrease of 4.9 days from June 30, 2020 and an increase of 1.3 days compared to the prior year quarter.

SG&A Expense Ratio: The SG&A expense ratio was 17.3 percent in the third quarter of 2020, an increase of 440 basis points from 12.9 percent in the third quarter of 2019, primarily driven by business optimization charges and the Blue Cross Blue Shield Association (BCBSA) litigation settlement accrual. The increase was further attributable to the return of the health insurance tax in 2020 and increased spend to support growth, partially offset by growth in operating revenue.

Operating Cash Flow: Operating cash flow was ($1.2) billion in the third quarter of 2020, a decrease of $2.8 billion compared to the prior year quarter, primarily due to the payment of the health insurance tax for the entire year as well as the payment of certain federal income taxes that were delayed from the second quarter as permitted by the IRS.

Share Repurchase Program: During the third quarter of 2020, the Company repurchased 2.9 million shares of its common stock for $759 million, or a weighted average price of $265.73. Year to date, the Company has repurchased 5.0 million shares for $1.3 billion, or a weighted average price of $269.15. As of September 30, 2020, the Company had approximately $2.4 billion of Board-approved share repurchase authorization remaining.

Cash Dividend: During the third quarter of 2020, the Company paid a quarterly dividend of $0.95 per share, representing a distribution of cash totaling $238 million.

On October 27, 2020, the Audit Committee declared a fourth quarter 2020 dividend to shareholders of $0.95 per share. On an annualized basis, this equates to a dividend of $3.80 per share. The fourth quarter dividend is payable on December 22, 2020 to shareholders of record at the close of business on December 7, 2020.

Investment Portfolio & Capital Position: During the third quarter of 2020, the Company recorded net realized gains of $247 million and impairment losses totaling $18 million. During the third quarter of 2019, the Company recorded net realized gains of $1 million and impairment losses totaling $13 million.

As of September 30, 2020, the Company’s net unrealized gain position in the investment portfolio was $880 million, consisting of fixed maturity securities. As of September 30, 2020 cash and investments at the parent company totaled approximately $2.6 billion.

REPORTABLE SEGMENTS

Effective January 1, 2020, Anthem, Inc. has four reportable segments: Commercial & Specialty Business (comprised of the Local Group, National Accounts, Individual and Specialty businesses); Government Business (comprised of the Medicaid, Medicare, and Federal Health Products & Services businesses); IngenioRx, and Other (comprised of the Diversified Business Group and corporate expenses not allocated to our other reportable segments).

Anthem, Inc.

Reportable Segment Highlights

(Unaudited)

(In millions)	Three Months Ended September 30				Nine Months Ended September 30
	2020	2019	Change		2020	2019	Change
Operating Revenue
Commercial & Specialty Business	$9,326	$9,284	0.5%		$27,476	$28,093	(2.2)%
Government Business	18,101	15,955	13.5%		52,809	46,419	13.8%
IngenioRx	5,582	1,922	190.4%		16,048	2,170	639.5%
Other	1,798	586	206.8%		4,277	1,680	154.6%
Eliminations	(4,158)	(1,303)	NM	[2]	(11,335)	(2,353)	NM [2]

Total Operating Revenue[1]	$30,649	$26,444	15.9%		$89,275	$76,009	17.5%
Operating Gain / (Loss)[3]
Commercial & Specialty Business	($234)	$924	NM	[2]	$2,558	$3,505	(27.0)%
Government Business	246	616	(60.1)%		2,275	1,470	54.8%
IngenioRx	345	—	NM	[2]	998	—	NM [2]
Other	(156)	(12)	NM	[2]	(76)	(74)	NM [2]

Total Operating Gain[1]	$201	$1,528	(86.8)%		$5,755	$4,901	17.4%
Operating Margin
Commercial & Specialty Business	(2.5)%	10.0%	(1250	) bp	9.3%	12.5%	(320) bp
Government Business	1.4%	3.9%	(250	) bp	4.3%	3.2%	110 bp
IngenioRx	6.2%	—	NM	[2]	6.2%	—%	NM [2]
Total Operating Margin[1]	0.7%	5.8%	(510	) bp	6.4%	6.4%	— bp

(1)	See “Basis of Presentation” on page 9 herein.
(2)	“NM” = calculation not meaningful.
(3)

Operating gain for the three and nine months ended September 30, 2020 included $607 related to business optimization charges; $299 for Commercial & Specialty Business; $183 for the Government Business; $3 for IngenioRx; and $122 for the Other segment. Operating gain for the three and nine months ended September 30, 2020 included $594 related to the BCBSA litigation settlement accrual; $566 for the Commercial & Specialty Business and $28 for the Government Business.

Commercial & Specialty Business: Operating loss in the Commercial & Specialty Business segment totaled $234 million in the third quarter of 2020, a decrease of $1,158 million from an operating gain of $924 million in the third quarter of 2019. The decrease was primarily attributable to the BCBSA litigation settlement accrual and business optimization charges. The decrease was further attributable to costs associated with actions taken to support our members in response to the pandemic and COVID-19 related care as well as the shift of pharmacy earnings to the IngenioRx segment, partially offset by deferred healthcare utilization due to the COVID-19 pandemic.

Government Business: Operating gain in the Government Business segment was $246 million in the third quarter of 2020, a decrease of $370 million, or 60.1 percent, from $616 million in the third quarter of 2019. The decrease was primarily driven by costs associated with actions taken to support our members in response to the pandemic and COVID-19 related care and retroactive rate adjustments in Medicaid. The decrease was further attributable to business optimization charges as well as increased spend to support growth. The decrease was partially offset by deferred healthcare utilization as a result of the COVID-19 pandemic.

IngenioRx: IngenioRx commenced operations in the second quarter of 2019 and the transition of membership was completed on January 1, 2020. Operating gain was $345 million in the third quarter of 2020.

Other: The Company reported an operating loss of $156 million in the Other segment for the third quarter of 2020, compared with an operating loss of $12 million in the prior year quarter, primarily driven by business optimization charges and other unallocated corporate expenses.

OUTLOOK

Full Year 2020:

•

GAAP net income is expected to be greater than $17.87 per share, including approximately $4.43 per share of net unfavorable items. Excluding these items, adjusted net income is expected to be greater than $22.30* per share.

Due to unprecedented uncertainty around the COVID-19 pandemic and its impact, the Company is not providing other financial guidance metrics for 2020.

*	Refer to the GAAP reconciliation tables on page 17.

Basis of Presentation

1.

Operating revenue and operating gain/loss are the key measures used by management to evaluate performance in each of its reporting segments, allocate resources, set incentive compensation targets and to forecast future operating performance. Operating gain/loss is calculated as total operating revenue less benefit expense, cost of products sold and selling, general and administrative expense. It does not include net investment income, net realized gains/losses on financial instruments, other-than-temporary impairment losses recognized in income, interest expense, amortization of other intangible assets, gains/losses on extinguishment of debt or income taxes, as these items are managed in a corporate shared service environment and are not the responsibility of operating segment management. Refer to page 17 for the GAAP reconciliation tables.

2.	Operating margin is defined as operating gain divided by operating revenue.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Daylight Time (“EDT”) to discuss the company’s third quarter results and outlook. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

888-947-9963 (Domestic)	888-566-0406 (Domestic Replay)
312-470-0178 (International)	402-998-0591 (International Replay)

The access code for today’s conference call is 2583196. The replay will be available from 11:30 a.m. EDT today, until the end of the day on November 27, 2020. The call will also be available through a live webcast at www.antheminc.com under the “Investors” link. A webcast replay will be available following the call.

Anthem Contacts:

Investor Relations	Media
Chris Rigg	Jill Becher, 414-234-1573
Chris.Rigg@anthem.com	Jill.Becher@anthem.com

About Anthem, Inc.

Anthem is a leading health benefits company dedicated to improving lives and communities, and making healthcare simpler. Through its affiliated companies, Anthem serves more than 107 million people, including approximately 43 million within its family of health plans. We aim to be the most innovative, valuable and inclusive partner. For more information, please visit www.antheminc.com or follow @AnthemInc on Twitter.

Anthem, Inc.

Membership Summary

(Unaudited and in Thousands)

				Change from
Medical Membership	September 30, 2020	September 30, 2019	June 30, 2020	September 30, 2019	June 30, 2020
Customer Type
Local Group	15,509	15,659	15,616	(1.0)%	(0.7)%
Individual	701	711	711	(1.4)%	(1.4)%
National:
National Accounts	7,773	7,666	7,872	1.4%	(1.3)%
BlueCard®	6,106	5,967	6,171	2.3%	(1.1)%

Total National	13,879	13,633	14,043	1.8%	(1.2)%
Medicare:
Medicare Advantage	1,416	1,203	1,366	17.7%	3.7%
Medicare Supplement	933	893	921	4.5%	1.3%

Total Medicare	2,349	2,096	2,287	12.1%	2.7%
Medicaid	8,569	7,293	8,180	17.5%	4.8%
Federal Employees Health Benefits	1,618	1,592	1,616	1.6%	0.1%

Total Medical Membership	42,625	40,984	42,453	4.0%	0.4%

Funding Arrangement
Self-Funded	25,633	25,368	25,888	1.0%	(1.0)%
Fully-Insured	16,992	15,616	16,565	8.8%	2.6%

Total Medical Membership	42,625	40,984	42,453	4.0%	0.4%

Reportable Segment
Commercial & Specialty Business	30,089	30,003	30,370	0.3%	(0.9)%
Government Business	12,536	10,981	12,083	14.2%	3.7%

Total Medical Membership	42,625	40,984	42,453	4.0%	0.4%

Other Membership
Life and Disability Members	5,029	4,970	5,110	1.2%	(1.6)%
Dental Members	6,051	5,942	6,096	1.8%	(0.7)%
Dental Administration Members	1,315	5,526	1,318	(76.2)%	(0.2)%
Vision Members	7,487	7,232	7,457	3.5%	0.4%
Medicare Part D Standalone Members	405	285	392	42.1%	3.3%

Anthem, Inc.

Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)	Three Months Ended September 30
	2020	2019	Change
Revenues
Premiums	$26,392	$23,793	10.9%
Product revenue	2,598	1,116	132.8%
Administrative fees and other revenue	1,659	1,535	8.1%

Total operating revenue	30,649	26,444	15.9%
Net investment income	280	242	15.7%
Net realized gains on financial instruments	247	1	NM
Impairment losses on investments:
Total impairment losses on investments	(24)	(14)	NM
Portion of impairment losses recognized in other comprehensive income	6	1	500.0%

Impairment losses recognized in income	(18)	(13)	NM

Total revenues	31,158	26,674	16.8%
Expenses
Benefit expense	22,921	20,753	10.4%
Cost of products sold	2,222	745	198.3%
Selling, general and administrative expense	5,305	3,418	55.2%
Interest expense	198	185	7.0%
Amortization of other intangible assets	93	84	10.7%
Loss on extinguishment of debt	30	—	NM

Total expenses	30,769	25,185	22.2%

Income before income tax expense	389	1,489	(73.9)%
Income tax expense	167	306	(45.4)%

Net income	$222	$1,183	(81.2)%

Net income per diluted share	$0.87	$4.55	(80.9)%

Diluted shares	254.2	260.0	(2.2)%
Benefit expense as a percentage of premiums	86.8%	87.2%	(40)bp
Selling, general and administrative expense as a percentage of total operating revenue	17.3%	12.9%	440bp
Income before income taxes as a percentage of total revenue	1.2%	5.6%	(440)bp

“NM” = calculation not meaningful

Anthem, Inc.

Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)	Nine Months Ended September 30
	2020	2019	Change
Revenues
Premiums	$77,001	$70,137	9.8%
Product revenue	7,485	1,260	494.0%
Administrative fees and other revenue	4,789	4,612	3.8%

Total operating revenue	89,275	76,009	17.5%
Net investment income	591	737	(19.8)%
Net realized gains on financial instruments	241	90	167.8%
Impairment losses on investments:
Total impairment losses on investments	(119)	(36)	NM
Portion of impairment losses recognized in other comprehensive income	55	6	816.7%

Impairment losses recognized in income	(64)	(30)	NM

Total revenues	90,043	76,806	17.2%
Expenses
Benefit expense	63,957	60,403	5.9%
Cost of products sold	6,431	843	662.9%
Selling, general and administrative expense	13,132	9,862	33.2%
Interest expense	593	556	6.7%
Amortization of other intangible assets	269	256	5.1%
Loss (gain) on extinguishment of debt	34	(1)	NM

Total expenses	84,416	71,919	17.4%

Income before income tax expense	5,627	4,887	15.1%
Income tax expense	1,606	1,014	58.4%

Net income	$4,021	$3,873	3.8%

Net income per diluted share	$15.75	$14.83	6.2%

Diluted shares	255.3	261.1	(2.2)%
Benefit expense as a percentage of premiums	83.1%	86.1%	(300)bp
Selling, general and administrative expense as a percentage of total operating revenue	14.7%	13.0%	170bp
Income before income taxes as a percentage of total revenue	6.2%	6.4%	(20)bp

“NM” = calculation not meaningful

Anthem, Inc.

Consolidated Balance Sheets

(In millions)	September 30, 2020	December 31, 2019
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,984	$4,937
Fixed maturity securities, current	22,707	19,676
Equity securities, current	3,075	1,009
Premium receivables	5,343	5,014
Self-funded receivables	2,985	2,570
Other receivables	3,209	2,807
Other current assets	4,147	3,020

Total current assets	45,450	39,033
Long-term investments:
Fixed maturity securities	558	505
Other invested assets	4,170	4,258
Property and equipment, net	3,363	3,133
Goodwill	21,687	20,500
Other intangible assets	9,497	8,674
Other noncurrent assets	1,849	1,350

Total assets	$86,574	$77,453

Liabilities and shareholders’ equity
Liabilities
Current liabilities:
Medical claims payable	$10,252	$8,842
Other policyholder liabilities	3,804	3,050
Unearned income	961	1,017
Accounts payable and accrued expenses	5,550	4,198
Short-term borrowings	150	700
Current portion of long-term debt	1,599	1,598
Other current liabilities	6,245	4,127

Total current liabilities	28,561	23,532
Long-term debt, less current portion	19,094	17,787
Reserves for future policy benefits	784	759
Deferred tax liabilities, net	2,375	2,227
Other noncurrent liabilities	1,839	1,420

Total liabilities	52,653	45,725

Shareholders’ equity
Common stock	3	3
Additional paid-in capital	9,352	9,448
Retained earnings	24,678	22,573
Accumulated other comprehensive loss	(112)	(296)

Total shareholders’ equity	33,921	31,728

Total liabilities and shareholders’ equity	$86,574	$77,453

Anthem, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

(In millions)	Nine Months Ended September 30
	2020	2019
Operating activities
Net income	$4,021	$3,873
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized gains on financial instruments	(241)	(90)
Depreciation and amortization	864	887
Deferred income taxes	(102)	(29)
Impairment of property and equipment	195	—
Share-based compensation	214	226
Changes in operating assets and liabilities:
Receivables, net	(845)	(880)
Other invested assets	6	(30)
Other assets	(988)	(280)
Policy liabilities	1,624	1,394
Unearned income	(95)	46
Accounts payable and other liabilities	1,953	(256)
Income taxes	104	(81)
Other, net	165	(46)

Net cash provided by operating activities	6,875	4,734
Investing activities
Purchases of investments	(16,708)	(17,310)
Proceeds from sale of investments	8,739	12,832
Maturities, calls and redemptions from investments	3,763	1,583
Changes in securities lending collateral	(668)	139
Purchases of subsidiaries, net of cash acquired	(1,973)	—
Purchases of property and equipment	(743)	(726)
Other, net	(39)	(33)

Net cash used in investing activities	(7,629)	(3,515)
Financing activities
Net repayments of commercial paper borrowings	(400)	(197)
Net repayments of short-term borrowings	(550)	(435)
Net proceeds from long-term borrowings	1,521	1,550
Changes in securities lending payable	668	(139)
Repurchase and retirement of common stock	(1,342)	(1,396)
Cash dividends	(720)	(616)
Proceeds from issuance of common stock under employee stock plans	112	137
Taxes paid through withholding of common stock under employee stock plans	(112)	(82)
Other, net	623	216

Net cash used in financing activities	(200)	(962)
Effect of foreign exchange rates on cash and cash equivalents	1	(1)

Change in cash and cash equivalents	(953)	256
Cash and cash equivalents at beginning of period	4,937	3,934

Cash and cash equivalents at end of period	$3,984	$4,190

Anthem, Inc.

Reconciliation of Medical Claims Payable

	Nine Months Ended September 30		Years Ended December 31
	2020	2019	2019	2018	2017
(In millions)	(Unaudited)	(Unaudited)
Gross medical claims payable, beginning of period	$8,647	$7,266	$7,266	$7,814	$7,656
Ceded medical claims payable, beginning of period	(33)	(34)	(34)	(105)	(539)

Net medical claims payable, beginning of period	8,614	7,232	7,232	7,709	7,117

Business combinations and purchase adjustments	339	—	—	199	76
Net incurred medical claims:
Current year	61,977	58,157	78,695	69,581	70,377
Prior years redundancies(1)	(700)	(437)	(500)	(930)	(1,133)

Total net incurred medical claims	61,277	57,720	78,195	68,651	69,244

Net payments attributable to:
Current year medical claims	52,879	49,751	70,294	62,748	62,923
Prior years medical claims	7,489	6,466	6,519	6,579	5,805

Total net payments	60,368	56,217	76,813	69,327	68,728

Net medical claims payable, end of period	9,862	8,735	8,614	7,232	7,709
Ceded medical claims payable, end of period	129	35	33	34	105

Gross medical claims payable, end of period	$9,991	$8,770	$8,647	$7,266	$7,814

Current year medical claims paid as a percentage of current year net incurred medical claims	85.3%	85.5%	89.3%	90.2%	89.4%
Prior year redundancies in the current year as a percentage of prior year net medical claims payable less prior year redundancies in the current year	8.8%	6.4%	7.4%	13.7%	18.9%
Prior year redundancies in the current year as a percentage of prior year net incurred medical claims	0.9%	0.6%	0.7%	1.3%	1.8%

(1)	Negative amounts reported for net incurred medical claims related to prior years result from claims being settled for amounts less than originally estimated.

Anthem, Inc.

GAAP Reconciliation

(Unaudited)

Anthem, Inc. has referenced “Adjusted Net Income” and “Adjusted Net Income Per Share,” which are non-GAAP measures, in this document. These non-GAAP measures are not intended to be alternatives to any measure calculated in accordance with GAAP. In addition to these non-GAAP measures, references are made to the measures “Operating Revenue” and “Operating Gain.” Each of these measures is provided to further aid investors in understanding and analyzing the company’s core operating results and comparing Anthem, Inc.’s financial results. A reconciliation of Operating Revenue to Total Revenue is set forth in the Consolidated Statements of Income herein. A reconciliation of the non-GAAP measures to the most directly comparable measures calculated in accordance with GAAP, together with a reconciliation of reportable segments operating gain to income before income tax expense, is reported below.

	Three Months Ended September 30			Nine Months Ended September 30
(In millions, except per share data)	2020	2019	Change	2020	2019	Change
Net income	$222	$1,183	(81.2)%	$4,021	$3,873	3.8%
Add / (Subtract):
Net realized gains on financial instruments	(247)	(1)		(241)	(90)
Amortization of other intangible assets	93	84		269	256
Impairment losses recognized in income	18	13		64	30
Loss (gain) on extinguishment of debt	30	—		34	(1)
Business optimization charges	607	—		607	—
BCBSA litigation settlement	594	—		594	—
Transaction and integration related costs	4	3		27	8
Litigation expenses	5	9		34	44
Tax impact of non-GAAP adjustments	(258)	(24)		(329)	(61)

Net adjustment items	846	84		1,059	186

Adjusted net income	$1,068	$1,267	(15.7)%	$5,080	$4,059	25.2%

Net income per diluted share	$0.87	$4.55	(80.9)%	$15.75	$14.83	6.2%
Add / (Subtract):
Net realized gains on financial instruments	(0.97)	—		(0.94)	(0.34)
Amortization of other intangible assets	0.37	0.32		1.05	0.98
Impairment losses recognized in income	0.07	0.05		0.25	0.11
Loss on extinguishment of debt	0.12	—		0.13	—
Business optimization charges	2.39	—		2.38	—
BCBSA litigation settlement	2.34	—		2.33	—
Transaction and integration related costs	0.02	0.01		0.11	0.03
Litigation expenses	0.02	0.03		0.13	0.17
Tax impact of non-GAAP adjustments	(1.01)	(0.09)		(1.29)	(0.23)
Rounding impact	(0.02)	—		—	—

Net adjustment items	3.33	0.32		4.15	0.72

Adjusted net income per diluted share	$4.20	$4.87	(13.8)%	$19.90	$15.55	28.0%

Full Year 2020 Outlook
Net income per diluted share	Greater than $17.87
Add / (Subtract):
Net realized gains on financial instruments	(0.94)
Impairment losses recognized in income	0.25
Loss on extinguishment of debt	0.13
Business optimization charges	2.38
BCBSA litigation settlement	2.33
Transaction and integration related costs	0.11
Litigation expenses	0.13
Amortization of other intangible assets	Approximately $1.41
Tax impact of non-GAAP adjustments	Approximately $(1.37)

Net adjustment items	Approximately $4.43

Adjusted net income per diluted share	Greater than $22.30

	Three Months Ended September 30			Nine Months Ended September 30
(In millions)	2020	2019	Change	2020	2019	Change
Reportable segments operating gain	$201	$1,528	(86.8)%	$5,755	$4,901	17.4%
Net investment income	280	242		591	737
Net realized gains on financial instruments	247	1		241	90
Impairment losses recognized in income	(18)	(13)		(64)	(30)
Interest expense	(198)	(185)		(593)	(556)
Amortization of other intangible assets	(93)	(84)		(269)	(256)
(Loss) gain on extinguishment of debt	(30)	—		(34)	1

Income before income tax expense	$389	$1,489	(73.9)%	$5,627	$4,887	15.1%

Forward-Looking Statements

This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect our views about future events and financial performance and are generally not historical facts. Words such as “expect,” “feel,” “believe,” “will,” “may,” “should,” “anticipate,” “intend,” “estimate,” “project,” “forecast,” “plan” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to: financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking statements. You are cautioned not to place undue reliance on these forward- looking statements that speak only as of the date hereof. You are also urged to carefully review and consider the various risks and other disclosures discussed in our reports filed with the U.S. Securities and Exchange Commission from time to time, which attempt to advise interested parties of the factors that affect our business. Except to the extent otherwise required by federal securities laws, we do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof. These risks and uncertainties include, but are not limited to: the impact of large scale medical emergencies, such as public health epidemics and pandemics, including COVID-19, and catastrophes; trends in healthcare costs and utilization rates; our ability to secure sufficient premium rates, including regulatory approval for and implementation of such rates; the impact of federal and state regulation, including ongoing changes in the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, as amended, or collectively, the ACA, and the ultimate outcome of legal challenges to the ACA; changes in economic and market conditions, as well as regulations that may negatively affect our liquidity and investment portfolios; our ability to contract with providers on cost-effective and competitive terms; competitive pressures and our ability to adapt to changes in the industry and develop and implement strategic growth opportunities; reduced enrollment; unauthorized disclosure of member or employee sensitive or confidential information, including the impact and outcome of any investigations, inquiries, claims and litigation related thereto; risks and uncertainties regarding Medicare and Medicaid programs, including those related to non-compliance with the complex regulations imposed thereon; our ability to maintain and achieve improvement in Centers for Medicare and Medicaid Services, or CMS, Star ratings and other quality scores and funding risks with respect to revenue received from participation therein; a negative change in our healthcare product mix; costs and other liabilities associated with litigation, government investigations, audits or reviews; the ultimate outcome of litigation between Cigna Corporation and us related to the merger agreement between the parties and the potential for such litigation to cause us to incur substantial additional costs, including potential settlement and judgment costs; risks and uncertainties related to our pharmacy benefit management, or PBM, business including non-compliance by any party with the PBM services agreement between us and CaremarkPCS Health, L.L.C.; medical malpractice or professional liability claims or other risks related to healthcare and PBM services provided by our subsidiaries; general risks associated with mergers, acquisitions, joint ventures and strategic alliances; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and other intangible assets; possible restrictions in the payment of dividends from our subsidiaries and increases in required minimum levels of capital; our ability to repurchase shares of our common stock and pay dividends on our common stock due to the adequacy of our cash flow and earnings and other considerations; the potential negative effect from our substantial amount of outstanding indebtedness; a downgrade in our financial strength ratings; the effects of any negative publicity related to the health benefits industry in general or us in particular; failure to effectively maintain and modernize our information systems; events that may negatively affect our licenses with the Blue Cross and Blue Shield Association; the impact of international laws and regulations; changes in U.S. tax laws; intense competition to attract and retain employees; and various laws and provisions in our governing documents that may prevent or discourage takeovers and business combinations.